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As filed with the Securities and Exchange Commission on November 26, 2001

Registration No. 333-66126

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GENERAL MAGIC, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0250147
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

420 North Mary Avenue, Sunnyvale CA 94085
(408) 774-4000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

KATHLEEN M. LAYTON
President & Chief Executive Officer
General Magic, Inc.
420 North Mary Avenue, Sunnyvale CA 94085
(408) 774-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

RUSSELL C. HANSEN, ESQ. MICHAEL MAYES, ESQ. Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 Los Angeles, California 90067 (310) 552-8500	MARY E. DOYLE, ESQ. General Counsel General Magic, Inc. 420 North Mary Avenue, Sunnyvale CA 94085 (408) 774-4000

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

PRELIMINARY PROSPECTUS DATED NOVEMBER 26, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION MAKES THE REGISTRATION STATEMENT THAT INCLUDES THIS PROSPECTUS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

$20,000,000

GENERAL MAGIC, INC.

Common Stock*	Preferred Stock
Warrants

300,000 shares of Common Stock by the Selling Stockholders

    We may from time to time offer the following equity or equity-related securities separately or together in one or more series or classes and in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus:

  •
  shares of our common stock, par value $.001 per share;

  •
  shares of our preferred stock, par value $.001 per share; and

  •
  warrants to purchase shares of common stock or preferred stock.

    The specific terms of these securities will be provided in one or more supplements to this prospectus. In case of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants, these terms will include the duration, offering price, exercise price and detachability.

    We may sell any combination of the above described securities, in one or more offerings, up to a total aggregate public offering price of $20,000,000.

    In addition, the selling stockholders identified in this prospectus may offer up to 300,000 shares of General Magic, Inc. common stock. We will not receive any proceeds from the sale of common stock by the selling stockholders.

    General Magic's common stock is traded on the Nasdaq National Market under the symbol "GMGC". On November 23, 2001, the last reported sale price for General Magic's common stock on the Nasdaq National Market was $0.45 per share.

    INVESTING IN THE SECURITIES BEING OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

THE DATE OF THIS PROSPECTUS IS NOVEMBER 26, 2001

General Magic, Inc., 420 North Mary Avenue, Sunnyvale CA 94085, (408) 774-4000

*
The Common Stock includes shares of Common Stock that may become issuable upon exercise of the warrants or upon conversion of the Preferred Stock. The Common Stock may also be issued as dividends on the Preferred Stock.

RECENT DEVELOPMENTS

NASDAQ Notification

    On August 15, 2001, we received a letter from NASDAQ advising us that our common stock had failed to maintain the minimum bid price requirement for the continued listing of our securities on The Nasdaq National Market and that we would be provided 90 calendar days in which to regain compliance with the rule or our securities would be delisted from that market. On October 8, 2001, however, we received another letter from NASDAQ informing us that NASDAQ has implemented a moratorium on the minimum bid price and market value of public float requirements for continued listing on The Nasdaq National Market in response to the extraordinary market conditions following the tragedy of September 11th. Accordingly, NASDAQ closed the matter raised in the letter of August 15. The moratorium, which is effective immediately and applies to all companies subject to the minimum bid and public float requirements, suspends such requirements until January 2, 2002. On January 2, 2002, NASDAQ plans to resume enforcement of these standards on a prospective basis.

    This moratorium, however, does not suspend NASDAQ's "net tangible assets" requirement for continued listing on The Nasdaq National Market. If we fail to generate sufficient additional revenues or obtain sufficient financing in the fourth quarter of 2001, there is a reasonable likelihood that we will fail to meet Nasdaq's $4 million "net tangible assets" requirement for continued listing on The Nasdaq National Market, which requires that listed companies maintain at least $4 million in net tangible assets. As of September 30, 2001, the value of our net tangible assets was approximately $8.9 million.

    For more information on the risks posed by a potential delisting from The Nasdaq National Market to an investment in our common stock, please see the series of risk factors beginning with the following: "Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

Preferred Stock Conversions

    As of October 16, 2001, we no longer have any shares of our Series D Convertible Preferred Stock or Series F Convertible Preferred Stock outstanding. Our Series D preferred stock and Series F preferred stock contained anti-dilution protections that were tied to the trading value of our common stock on The Nasdaq National Market. As such, if the price of our common stock were depressed during a 'repricing period' for either series of preferred stock, then the number of shares of common stock into which that series of preferred stock was convertible increased, causing dilution to our common stockholders. Our Series D and Series F preferred stock were the only series of our preferred stock with variable repricing features that were tied to the underlying market value of our common stock. The transactions through which all of the holders of our Series D and Series F preferred stock converted their holdings into common stock are described below.

    On September 27, 2001, we concluded an agreement with the holders of approximately 40% of our Series D Convertible Preferred Stock and Series F Convertible Preferred Stock for them to convert all Series D and Series F preferred shares held by them into an aggregate of 3,163,436 shares of our common stock. In connection with that agreement, we redeemed all warrants to purchase shares of our common stock held by such investors that were issued in connection with the issuance of our Series D Convertible Preferred Stock and Series H Convertible Preferred Stock (representing 640,100 shares) for an aggregate cash payment of $400,000.

    On October 16, 2001, we concluded an agreement with the remaining holders of our Series D Convertible Preferred Stock and Series F Convertible Preferred Stock to convert all Series D and Series F preferred shares held by them into an aggregate of 4,581,024 shares of our common stock. In connection with that agreement, those investors exchanged all warrants to purchase shares of our common stock held by such investors that were issued in connection with the issuance of our Series B

Convertible Preferred Stock, Series D Convertible Preferred Stock and Series H Convertible Preferred Stock (representing 1,013,776 shares) and 481,024 shares of common stock for 5% secured promissory notes due April 15, 2003 in the aggregate original principal amount of $1,250,000. For more information on these transactions, see our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2001 and October 18, 2001. For information on where you can find these reports, please see "Where You Can Find More Information."

SUMMARY

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a shelf registration process. Under this shelf registration process, we intend to register securities for sale by us and to register securities for resale by the parties listed herein who acquired securities from us in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended. Hence, we may, over the next two years, sell any combination of the securities described in this prospectus, jointly or independently, in one or more offerings, and the selling stockholders may, during that same period, sell common stock (as described more fully below). The total dollar amount of any securities sold by us under this prospectus shall not exceed $20,000,000. In addition, the selling stockholders may sell a further 300,000 shares of our common stock. This prospectus provides you with a general description of the securities offered by the selling stockholders and us. Each time we sell securities, we will provide a prospectus supplement containing more specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. This summary highlights selected information from this prospectus and does not contain all the information that may be important to you.

    We and the selling stockholders may sell the offered securities to or through national or international underwriters, dealers or agents or directly to purchasers in and outside of the United States. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities from us. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the name of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

    It is important to note that investing in our securities involves a high degree of risk. In addition to the risk posed by the fact that our common stock may be delisted from The Nasdaq National Market, since our inception, we have incurred significant losses and have accumulated a deficit of $335.1 million. We expect to have net losses for at least the next fifteen months and negative cash flow through at least the first half of 2002. If we fail to achieve and sustain profitability due to these losses, the price of our stock may decline further. For further details on these and other risks involved in investing in our securities, we strongly recommend that you carefully consider the risk factors beginning on page 6 of this prospectus before making an investment decision regarding our securities.

ABOUT GENERAL MAGIC

    General Magic, Inc.'s software products and services are designed to enable businesses to rapidly and efficiently develop and deliver automated customer service over the telephone using personality-rich conversational voice user interfaces that provide mobile access to enterprise, Internet and telecommunication information and services. Our open standards based magicTalk™ Enterprise Platform and patented personality rich voice user interface design features and methodology provide the foundation for our products, which are supported by our speech and language services and voice hosting services. Our principal target market is businesses that desire to offer automated voice access to information and services over the telephone.

MAGIC TALK ENTERPRISE PLATFORM

    The magicTalk Enterprise Platform is designed to enable businesses to rapidly design and deploy automated, integrated, personalized, scenario-driven voice and web applications. With the magicTalk Enterprise Platform, businesses can add automated but conversational voice-access to enterprise systems while leveraging existing e-business infrastructure investments and reducing internal application development time.

    At the core of the magicTalk Enterprise Platform is the magicTalk Voice Gateway, our scalable, server software that enables telephone access to large enterprise and e-commerce applications. The magicTalk Voice Gateway integrates VoiceXML, the emerging standard for developing voice applications, and a choice of speech recognition, text to speech and telephony technologies and provides ready integration with web-based enterprise systems.

    We offer our speech and language services to businesses developing voice applications on the magicTalk Enterprise Platform. These speech and language services focus on software tools and techniques for developing socially engineered voice user interfaces. Based on our patented design features and methodology for developing voice user interfaces with personality and our experience in combining language, logic and personality, we strive to enable businesses to develop voice user interfaces to mirror their company brand and services and to build customer trust and loyalty.

ONSTAR VIRTUAL ADVISOR

    One of the Company's main sources of revenue is its relationship with OnStar Corporation, a subsidiary of General Motors Corporation. The service delivered by OnStar is an in-vehicle safety, security and information service using Global Positioning System (GPS) satellite network and wireless technologies to provide, through live advisors, accident assistance, stolen vehicle tracking, emergency services, roadside assistance with location, remote door unlock, remote diagnostics, route support, OnStar Concierge and other convenience and information services to OnStar subscribers. The OnStar service includes a Personal Calling feature that allows OnStar subscribers who have purchased wireless minutes to make and receive hands-free, voice-activated phone calls through a nationwide wireless network. OnStar subscribers who have activated the Personal Calling feature may also access the Virtual Advisor service. The Virtual Advisor is an automated voice-activated network service developed by the Company and hosted in the Company's network operations center, that allows OnStar subscribers to access email, stock quotes, weather updates, traffic reports and up-to-the-minute news content, including sports, financial, headline, business and world news. OnStar's roll-out of the Virtual Advisor service to the approximately one million 2001 and 2002 Acura, General Motors and Saab vehicles equipped to allow Personal Calling is expected to be completed early in 2002.

  Relationship with OnStar Corporation

    On November 9, 1999, the Company entered into a Preferred Stock and Warrant Purchase Agreement and a Development and License Agreement with OnStar Corporation for total consideration in the amount of $20 million. Approximately $13.8 million of that sum has been allocated to OnStar's purchase of the Company's Series G Preferred Stock and associated warrants, and the balance, approximately $6.2 million, has been allocated to the development services and license rights provided to OnStar under the Development and License Agreement.

  Development and License Agreement with OnStar

    Pursuant to the Development and License Agreement, the Company agreed to commit a minimum of 315 person-months to develop the OnStar Virtual Advisor service and to integrate that service with the existing OnStar service. All development effort required beyond the minimum commitment was charged to OnStar at mutually agreed upon rates. The portion of the $6.2 million development and license fee recognized as revenue in 2000, together with the amount charged to OnStar for the development effort beyond the minimum 315 person-hour commitment and recognized as revenue in 2000, totaled $9.8 million, comprising 93% of the Company's revenues for the year.

    Under the Development and License Agreement, the Company also granted OnStar a world-wide, perpetual, non-transferable and irrevocable license to operate the Virtual Advisor for use primarily through equipment installed onboard vehicles. The license is exclusive for a period of one year following first commercial availability of the Virtual Advisor (which occurred January 1, 2001). The Company further agreed to refrain for five years from the date of first commercial availability from transferring or sublicensing its rights to those elements of the voice user interface developed by the Company specifically for the OnStar Virtual Advisor to any vehicle manufacturer or supplier for use in services designed primarily for use through equipment installed on board vehicles.

  Services Agreement with OnStar

    The Development and License Agreement provides that the Company initially will operate the service, which it has done pursuant to a Services Agreement entered into on May 2, 2001, and effective as of January 1, 2001. Under the Services Agreement, the Company is to (i) operate the Virtual Advisor service 24 hours a day, seven days a week, for a period of two years from the first commercial availability of the Virtual Advisor service, (ii) maintain compliance with designated performance levels, and (iii) provide second level support to OnStar. The Company also is to contract with service providers for the delivery of content, such as news and weather, to the Virtual Advisor. In consideration, OnStar is to pay the Company a minimum of $95,000 per month for utilization of the service up to 4 million minutes per month. Utilization of the services in excess of 4 million minutes per month is subject to incremental per minute rate increases. Should the Company fail to attain the performance levels to which it has committed, other than for reasons beyond its control, it may be obligated to credit OnStar up to approximately $75,000 of the monthly service fee for any month in which such failure occurs, depending upon the extent and duration of any such failure, and further depending upon the Company's average performance for the calendar quarter in which such failure occurs. The Services Agreement is automatically renewable for successive ninety-day periods unless either party gives the other notice of nonrenewal ninety days prior to the expiration of the then-current term.

  Amendment to Development and License Agreement and Services Addendum

    The Development and License Agreement also provides that, following first commercial availability of the OnStar Virtual Advisor service, OnStar may request that the Company develop additional features and functionality for the service, which it has done from time to time, generally pursuant to change order requests. On August 1, 2001, and in order both to ensure OnStar a committed level of resources to support continued development and enhancement of the Virtual Advisor and to allow the Company an opportunity to better predict demands on its resources and related revenues and returns on revenues, OnStar and the Company entered into Amendment Number One to the Development and License Agreement, which provides that the Company will undertake such efforts pursuant only to a Services Addendum that describes the work to be performed, resources to be made available to OnStar by the Company, and the payment terms for such services.

    Under a Services Addendum executed contemporaneously with Amendment Number One, the Company agreed to dedicate a minimum of eighteen people over a period of one year to develop and implement enhancements to the Virtual Advisor service, and to support and maintain the Virtual Advisor software. In consideration, OnStar will pay the Company a minimum of approximately $484,000 for each month during the term of the Services Addendum, which is a 30% discount from the Company's standard rates, subject to reduction only to the extent that the Company is unable to supply the resources committed. The term of the Services Addendum is renewable for subsequent one-year periods upon agreement of the parties.

SECURITIES TO BE OFFERED

COMMON STOCK

    We may issue our common stock, and the selling stockholders may offer up to 300,000 shares of our common stock (as more fully described below). We have authorized 150,000,000 shares of common stock, par value $.001 per share. As of November 23, 2001, we had 78,155,972 shares of common stock outstanding. Each holder of common stock is generally entitled to one vote per share. Holders of common stock are entitled to receive dividends declared by the board of directors, subject to the rights of preferred stockholders.

PREFERRED STOCK

    We may issue preferred stock in whatever classes or series the board of directors authorizes, subject to limitations prescribed by Delaware law and our Bylaws and Certificate of Incorporation. As of November 23, 2001, 1,500 shares of Series G preferred stock and 580 shares of the Series H preferred stock were outstanding. We will describe the specific terms of any class or series of preferred stock we will issue in the future in the applicable prospectus supplement for that offering.

WARRANTS

    We may issue warrants to purchase our common stock and our preferred stock. As of November 23, 2001, a warrant to purchase 500 shares of Series G preferred stock was outstanding, and warrants to purchase an additional 1,056,179 shares of common stock issued in connection with the Series B, Series D, and Series H preferred stock financings were outstanding. In addition, a warrant issued to Ladenburg Thalmann to purchase 100,000 shares of common stock and a warrant issued to Paul Revere to purchase 200,000 shares of common stock were outstanding. (See "Relationships Between the Selling Stockholders and Us.") The applicable prospectus supplement will describe the specific terms of any warrants that we issue in the future pursuant to the registration statement of which this prospectus is a part.

RISK FACTORS

    In this section we summarize certain risks regarding our business and industry. Readers should carefully consider the following risk factors in conjunction with the other information included in this Prospectus.

We have a history of losses. We expect to continue to incur losses, and we may never achieve and sustain profitability.

    Since our inception, we have incurred significant losses, including a loss of $21.6 million for the nine-month period ended September 30, 2001. As of September 30, 2001, we had an accumulated deficit of $335.1 million. We expect to have net losses and negative cash flow for at least the next fifteen months. We plan to continue to spend significant amounts to develop, enhance and maintain our voice application products, services and technologies and to expand our marketing and sales efforts. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. If we fail to achieve and sustain profitability, the price of our stock may decline substantially.

Our limited funding may restrict our operations and our ability to execute our business strategy, and the availability of additional financing is uncertain.

    Our business model requires us to devote significant financial resources to the productization, enhancement and maintenance of our magicTalk voice platform and to the development of related products and services, to the development of the sales and business development organization and to the operation and maintenance of our network operations center. Our ability to raise additional capital will depend on a variety of factors, some of which will not be within our control, including investor perception of us, our business and the industry in which we operate, and general economic and market conditions. If we are not able to successfully manage our existing resources or to secure additional financing in a timely manner, our ability to generate sufficient revenues may be restricted and our business curtailed.

    On June 28, 2001, we entered into a non-exclusive placement agent and financial advisory agreement with the investment banking firm of Ladenburg Thalmann & Co., Inc. pursuant to which Ladenburg Thalmann agreed to assist us in the offering of up to $15,000,000 worth of our common stock on a "reasonable best efforts" basis. Under this arrangement, Ladenburg Thalmann has agreed that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. Any additional securities offered by us pursuant to this arrangement with Ladenburg Thalmann will be offered by us under a prospectus supplement to be delivered pursuant to the registration statement of which this prospectus is a part.

    Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether it does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann.

    No assurance can be given that additional financing will be available under the agreement with Ladenburg Thalmann or otherwise, or that, if available, it will be available on terms favorable to us or our stockholders. The unavailability or timing of revenues and financing may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements, and our common stock could be delisted from that market. See "—Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

The market for our voice application products and services may not develop, which would substantially impede our ability to generate revenues.

    Our future financial performance depends on growth in demand for voice application products and services. If the market for voice application products and services does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our revenues and our results of operation will be adversely affected.

    The market for voice application products and services is relatively new and still evolving. Currently, there are a limited number of products and services in this industry. The adoption of voice application products and services could be hindered by the perceived cost, quality and reliability of this new technology, as well as the reluctance of customers that have invested substantial resources in existing systems, such as touch-tone-based systems, to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we must provide information to prospective customers and partners, including large, established companies, about the uses and benefits of voice-driven applications in general and our products in particular. If these efforts fail, or if our voice application products and services do not achieve commercial acceptance, our business would be harmed.

    The continued development of the market for our voice application products and services will depend upon the:

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  widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;

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  consumer acceptance of such applications; and

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  continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.

We must establish and maintain relationships with customers and partners to generate revenues.

    Our business model for voice application products and services depends on generation of revenue from licensing of our magicTalk voice platform and from fees for speech and language consulting services and for voice application hosting services. Our success in generating these revenues depends on our ability to establish and maintain relationships with our existing customers, such as OnStar Corporation, and with other organizations that engage in high-volume customer interactions, such as companies with customer relationship management applications, established eCommerce businesses, and value-added telecommunications providers, and with partners that currently provide technology solutions to these businesses. Competition for relationships with companies such as these is extremely intense.

We currently rely on a major customer for substantially all of our revenues. As a result, our inability to secure additional significant customers during a given period or the loss of our major customer could cause our quarterly results of operation to suffer significantly.

    In the first half of 2001, we derived approximately 91% of our total revenues from a single customer, OnStar Corporation, a subsidiary of General Motors Corporation. Any delay in the continuing deployment of the OnStar Virtual Advisor service, developed and deployed by General Magic in our network operations center, or in the expected rate of customer adoption of the service, could result in revenues and operating results for any quarter that are lower than projected. OnStar is not contractually obligated to purchase further development services from us after the expiration of the Services Addendum in August 2002, or to extend the network operations contract at the expiration of its current term in December 2002. In addition, OnStar may terminate its network operations agreement with us on sixty (60) days written notice and payment of a termination fee in an amount equal to the then current monthly rate for each month remaining in the term. Our dependence on OnStar makes it difficult to forecast quarterly operating results, which could cause our stock price to be volatile or to decline.

Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements.

    Our common stock is currently listed on The Nasdaq National Market under the symbol "GMGC." However, there is a significant risk that we may be delisted from The Nasdaq National

Market. If we do not raise sufficient capital or generate sufficient additional revenues in the fourth quarter of 2001, we may not be able to meet Nasdaq's $4 million "net tangible assets" test. As of September 30, 2001, the value of our net tangible assets was approximately $8.9 million.

    In addition, on August 15, 2001, we received a letter from NASDAQ advising us that our common stock had failed to maintain the minimum bid price requirement for the continued listing of our common stock on The Nasdaq National Market and that we would be provided with 90 calendar days in which to regain compliance with the rule or our common stock would be delisted from that market. On October 8, 2001, however, we received another letter from NASDAQ informing us that NASDAQ implemented a moratorium on the minimum bid price and market value of public float requirements for continued listing on The Nasdaq National Market in response to the extraordinary market conditions following the tragedy of September 11th. Accordingly, NASDAQ closed the matter raised in the letter of August 15. The moratorium, which is effective immediately and applies to all companies subject to the minimum bid and public float requirements, suspends such requirements until January 2, 2002. On January 2, 2002, NASDAQ plans to resume enforcement of these standards on a prospective basis.

    The delisting of our common stock from The Nasdaq National Market would result in a material reduction in some or all of the following, each of which may have a material adverse effect on our investors:

  •
  the liquidity of our common stock;

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  the market price of our common stock;

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  the number of institutional investors that will consider investing in our common stock;

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  the number of investors in general that will consider investing in our common stock;

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  the number of market makers in our common stock;

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  the availability of information concerning the trading prices and volume of our common stock;

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  the number of broker-dealers willing to execute trades in shares of our common stock; and

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  our ability to obtain financing for the continuation of our operations.

If our securities were delisted from The Nasdaq National Market, they may be treated as "Penny Stocks", which would further reduce the liquidity in our common stock and make it more difficult for investors to sell their shares.

    If our common stock were delisted from The Nasdaq National Market, it could become subject to the SEC's "Penny Stock" rules. "Penny stocks" generally are equity securities with a price of less than $5.00 per share that are not registered on certain national securities exchanges or quoted on the Nasdaq system. Broker-dealers dealing in our common stock would then be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for investors to sell their shares and, hence, limit the liquidity of our common stock.

Our stock price may decline if our preferred stockholders exercise their preferred shares for common stock and sell that common stock into the market.

    As our preferred stockholders convert their preferred shares into common stock, the price of our common stock may decline further if the conversion shares are sold into the market. A decrease in the price of our common stock could cause the value of an investment in our common stock to decrease. For example, on September 27, 2001, the holders of approximately 40% of our then outstanding Series D and Series F preferred stock converted all of their shares of Series D and Series F preferred stock into 3,163,436 shares of our common stock, and on October 16, 2001, the remaining holders of our Series D and Series F preferred stock converted the remaining shares of our Series D and Series F preferred stock into 4,581,024 shares of our common stock, which together represented approximately 11% of our outstanding common stock. A decrease in the price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. See "Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

Mandatory conversion of our preferred stock and the sale of the resulting conversion shares would dilute current stockholders and could result in a decrease in our stock price.

    As of November 23, 2001, our outstanding Series G and Series H preferred stock was convertible into approximately 909,870 shares of our common stock. The holders of our preferred stock have the right to convert their preferred shares into shares of our common stock at any time. However, the Series H preferred stock is subject to mandatory conversion or redemption on April 20, 2002 (unless we elect to redeem it instead for a cash payment that could total as much as approximately $6 million). This means that there is a substantial likelihood that our Series H preferred stock will be converted into shares of our common stock by the end of the first quarter 2002. The holders of our common stock would experience substantial dilution to their investment upon conversion of the Series G and Series H preferred shares. In addition, the influx of the shares of common stock issuable upon conversion of the preferred shares into the market could serve to substantially drive down our stock price. A decrease in the price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. See "Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

    In addition, our board of directors may authorize the issuance of up to 427,101 additional shares of preferred stock that are convertible into common stock and the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

Conversion of our preferred stock and the sale of the resulting common stock could encourage our preferred stockholders or others to "short" our common stock, which could result in a further decrease in the price of our common stock.

    The significant downward pressure on the price of our common stock as our preferred stockholders exercise their warrants, convert their preferred shares, and sell material amounts of common stock could encourage short sales by our preferred stockholders or others. An increase in the aggregate short position on our common stock could result in further downward pressure on the price of our common stock.

Any future sales of our common stock, including through our arrangement with Ladenburg Thalmann, could result in dilution to our common stockholders and result in a decrease in our stock price.

    We currently have an arrangement with the investment banking firm of Ladenburg Thalmann pursuant to which we could raise up to $15,000,000 upon the sale of our common stock. In addition, we may seek to raise additional capital upon the sale of our common stock otherwise than through our arrangement with Ladenburg Thalmann. The holders of our common stock could experience substantial dilution when we raise additional capital pursuant to this prospectus, whether through the Ladenburg Thalmann agreement or otherwise. In addition, as we raise additional capital through the sale of our common stock, the price of our common stock in the market could decrease, especially if we place these additional shares at a discount to market, as we have in the past. A decrease in the price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. See

"Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

Risks Related To Our 5% Secured Notes Due April 15, 2003 In The Aggregate Original Principal Amount of $1,250,000.

    Effective October 15, 2001, we issued 5% Secured Notes Due April 15, 2003 in the aggregate original principal amount of $1,250,000 (the "Notes") to certain holders of our Series D and Series F preferred stock in exchange for 481,024 shares of common stock and all warrants to purchase shares of our common stock held by such investors that were issued in connection with the issuance of our Series B Convertible Preferred Stock, Series D Convertible Preferred Stock and Series H Convertible Preferred Stock (representing 1,013,776 shares). The Notes are secured by all of the assets of the Company.

    Leverage may impair our financial condition.

      The amount of our debt and long-term liabilities is significant in comparison to our total assets. As of November 23, 2001, our total debt (reflected by the Notes) is $1.26 million, and we are also liable for repayment of prepaid royalties of $2 million, together with interest, on or before December 31, 2003. Our debt and long-term liabilities could have important consequences to our equity holders, including:

    •
    limiting our ability to obtain future financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements; and

    •
    requiring a portion of our cash flow from operations for the payment of interest and principal on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements.

    Servicing the Notes will require periodic payments of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

      Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, and competitive factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations or that we will be able to raise sufficient capital in the future in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. The Notes mature in stages commencing January 15, 2002. We cannot assure you that we will be able to meet our scheduled debt repayment obligations as they become due or obtain refinancing for our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or to raise sufficient capital on favorable terms could have a material adverse effect on our financial condition.

    If we default on the Notes, then the Collateral Agent for the Note holders is afforded certain rights and remedies with respect to our assets that may materially and adversely affect our ability to operate our business.

      If we default on the Notes, then the Collateral Agent for the Note holders has numerous rights and remedies that may materially adversely affect our ability to conduct our business on an ongoing basis including, without limitation, the following:

    •
    declaring the entire indebtedness due and payable under the Notes without notice to us;

    •
    assembling and selling the collateral, as though it were its own;

    •
    foreclosing on the collateral;

    •
    transferring title to the collateral;

    •
    collecting revenues from the collateral (such as our accounts receivable);

    •
    endorsing negotiable instruments relating to the collateral;

    •
    to the extent permitted by applicable law, having a receiver appointed; and

    •
    all other rights and remedies that are available to secured creditors under the provisions of the New York Uniform Commercial Code, as amended from time to time.

    In addition, the holders of the Note have priority over our equity holders in the event of a liquidation of our Company.

Our voice application products and services can have long sales and implementation cycles and, as a result, our quarterly operating results and our stock price may fluctuate.

    Purchase of our voice application products and services requires the customer to adopt emerging voice applications technology. Accordingly, the decision to purchase our products and services typically requires significant pre-purchase evaluation. We may spend many months providing information to prospective customers regarding the use and benefits of our voice application products and services. During this evaluation period, we may expend substantial sales, marketing and management resources.

    After purchase, it may take substantial time and resources to implement our solution and to integrate it with our customer's existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles may make it difficult to predict the quarter in which revenue recognition may occur and may cause revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

General economic conditions may delay customer adoption of voice applications and services.

    Unfavorable economic conditions may cause businesses to reduce capital expenditures on adoption of new technologies, including voice-driven applications and services. If the economic conditions in the United States worsen or if a wider or global economic slowdown occurs, our results of operations and financial condition may be adversely affected.

We expect our quarterly revenues and operating results to fluctuate. If our quarterly operating results fail to meet the expectations of financial analysts and investors, the trading price of our common stock may decline.

    Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

  •
  variation in capital spending budgets of our prospective customers, particularly in response to the current economic downturn;

  •
  the timing of sales of our products and services, particularly in light of the long sales cycles associated with the adoption of emerging voice application technologies;

  •
  delays in recognition of software license revenue in accordance with applicable accounting principles where we are providing any significant development assistance;

  •
  the timing of product implementations, particularly the implementation of large projects, such as the OnStar Virtual Advisor, with respect to which we may not be able to recognize software revenue until after system acceptance or deployment;

  •
  the mix of product license and services revenue;

  •
  our ability to develop, introduce, ship and support new and enhanced products, such as our magicTalk Enterprise Platform and new versions of our magicTalk Voice Gateway, that respond to evolving customer requirements in a timely manner; and

  •
  increased sales and product development expenses associated with our efforts to increase sales and to bring the magicTalk Enterprise Platform and new versions of the magicTalk Voice Gateway to market.

    Due to these factors, and because the market for our voice infrastructure software is new and rapidly evolving, our ability to accurately forecast our quarterly sales is limited. Because of the difficulty in predicting our future performance and the volatility of our quarterly results, our operating results may fall below the expectations of analysts or investors and, as a result, the price of our common stock may decline.

We may be required to redeem the outstanding Series H preferred stock for a redemption value that could total as much as approximately $7.8 million.

    The holders of the Series H preferred stock have redemption rights upon the occurrence of a "triggering event." A triggering event is defined as our providing notice to any holder of our Series H preferred stock, including by way of public announcement, at any time, of our intention not to comply with proper requests for conversion of any shares of our Series H preferred stock into shares of our common stock, or our failure to timely deliver conversion shares after the receipt of a valid conversion notice. As of October 19, 2001, the redemption value for these shares could total approximately $7.8 million upon the occurrence of a triggering event.

    If we were required to redeem all or any portion of these shares, such payments could deplete, equal or exceed our cash balance, which could materially and adversely affect our financial condition, render us insolvent and materially impede our ability to execute our business strategy. In addition, a decrease in our cash balance could cause our common stock to be delisted from The Nasdaq National Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption. For more information on the documents governing our preferred stock, see "Where You Can Find More Information."

Intense competition in the market for voice application products and services could prevent us from achieving or sustaining profitability.

    The market for voice application products and services is intensely competitive. A number of companies have developed, or are expected to develop, voice application technologies, products and services that compete with ours. Competitors in the voice application and platform technologies markets include companies that offer hosted or customer premise equipment-based voice-activated solutions to the telecommunications market, such as AccessLine Communications Corporation, Call Sciences Inc., Comverse Technology, Inc., InterVoice-Brite Inc. and Webley Systems, Inc.; speech recognition vendors, such as Nuance Communications Inc. and SpeechWorks International, to the extent that they engage in or support the development of voice applications; value-added resellers of speech recognition technology, such as NetbyTel.com, Inc. and VocalPoint, Inc.; companies that offer voice platform technologies, such as Motorola, Inc., Nuance Communications Inc. and VoiceGenie Technologies, Inc.; and companies in the voice portal category, such as BeVocal, Inc., HeyAnita Inc., and Tellme Networks Inc. Wireless communications infrastructure companies, such as Telefonaktiebolaget LM Ericsson or OPENWAVE Systems, Inc., may extend their offerings to provide the capabilities of the magicTalk communications platform, as may software developers such as Microsoft Corporation and Oracle Corp., or telecommunications companies such as AT&T Corp. and Sprint Communications Company, L.P. Many of these companies have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

Technology changes rapidly in our market, and our future success will depend on our ability to meet the needs of our customers.

    The market for voice application products and services is characterized by rapid technological change, changing customer needs, increasingly frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice application products and services obsolete and unmarketable.

    Our success will depend upon our ability to timely develop and introduce new voice application products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of customers and partners. We may not be successful in developing and marketing new products or services that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.

We may experience delays in product development, which could adversely affect our revenues or results of operation.

    Any delays in product development or market launch could adversely affect our revenues or results of operation. To be successful, we must continue to develop and enhance our magicTalk voice platform, and related products and services. Software product development schedules are difficult to predict because they involve creativity and may require implementation of original, untried solutions or the use of new development tools. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

If we are unable to retain key technical, professional service, sales, marketing and operational personnel, our business could be harmed.

    We rely upon the continued performance and services of our existing employees, including key managerial, technical, operational and marketing personnel. Our failure to attract, integrate, motivate and retain additional employees or to motivate and retain existing employees could harm our business.

The failure or unavailability of third-party technologies and related services could limit our ability to generate revenues.

    We have incorporated technology developed by third parties in certain of the voice application products and services offered to our customers, including the following:

  •
  email servers which process both emails and voice mails;

  •
  voice recognition software;

  •
  text-to-speech software; and

  •
  network operations center servers, routers and other equipment.

    We will continue to incorporate third-party technologies in future voice application products and services. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our products or services, market acceptance of our products or services could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues.

We rely on third party services to conduct our network operations center, and California's current energy crisis could disrupt our business operations and increase our expenses.

    We rely and will continue to rely on services supplied by third parties, such as telecommunications, Internet access and power, for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

    California is in the midst of an energy crisis that could disrupt our business operations, in particular the services provided by our network operations center, and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has, on some occasions implemented, and is likely in the future to implement rolling blackouts throughout California. We currently have a backup generator to maintain power to our network operations center, and maintain sufficient fuel on-site to run the generator for a number of hours, with arrangements from a supplier to provide additional fuel as needed. We have no other alternate source of power, and our current insurance may not provide adequate coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt power supply to our network operations center, and our backup generator fails to operate properly, or we are unable to contract for needed fuel, it could lead to interruptions in the services hosted in our network operations center and could substantially impair our ability to operate our business. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

Our failure to protect our intellectual property could impair our competitive position.

    Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect under a combination of patent, copyright, trademark and trade secret laws, as well as with confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

    We hold sixteen patents issued by the United States Patent and Trademark Office ("PTO"). We have ten patent applications pending before the PTO, as well as selected counterpart patent applications pending in foreign jurisdictions. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products or services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult and expensive, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we expect to license our products internationally, and the laws of some foreign countries would not protect our proprietary rights to the same extent as do the laws of the United States.

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

    The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing proprietary rights of others, third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, and develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

Security problems in our voice application products or services would likely result in significant liability and reduced revenues.

    Security vulnerabilities and weaknesses may be discovered in our voice application products or services, in the licensed technology incorporated in our voice application products or services, in our network operations center hosting environment, or in the media by which end users access our voice application products or services. Any such security problems may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and may limit the number of customers or subscribers for our voice application products or services. A decrease in the number of customers could lead to decreased revenues. These problems may also cause interruptions or delays in the development of enhancements to our voice application products and services and may result in lawsuits against us.

    We will continue to incorporate security technologies in our voice application products and services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access our voice application products and services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed. We intend to continue to limit our liability to end users and to our customers and partners, including liability arising from failure of the security technologies incorporated into our products and services, through contractual provisions. However, we may not successfully negotiate such limitations with all our customers and partners, nor may such limitations eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

Any software defects in our products could harm our business and result in litigation.

    Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs, and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

A claim for damages could materially and adversely affect our financial condition and results of operation.

    We may be subject to claims for damages related to system errors and other defects in the services we host for our customers or in our General Magic branded services. Agreements with end users of these services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. Moreover, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

We depend on the integrity and reliability of our software, computer hardware systems and network infrastructure, and any inadequacies may result in substantial interruptions to our service.

    Our ability to host services for our customers depends on the integrity of our software, computer hardware systems and network infrastructure, and the reliability of software and services supplied by our vendors, including providers of telecommunications and electric power. We have encountered, and may encounter in the future, errors in our software or our system design, or inadequacies in the software and services supplied by our vendors. Any such errors or inadequacies may result in substantial interruptions to our services or those we host for our customers. Such errors may be expensive or difficult to correct in a timely manner, and we may have little or no control over whether any inadequacies in software or services supplied to us by third parties are timely corrected, if at all.

Our stock price has been extremely volatile, and extreme price fluctuations could adversely affect your investment.

    The market price of our common stock has been extremely volatile. From January 1, 2000 to November 23, 2001, the closing price of our common stock has varied significantly from a high of $17.313 to a low of $.27 per share. Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in development of our products or services, disruptions in our services, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging and technology companies, such as ours. Such price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

Delaware law and certain provisions of our charter documents may inhibit a change of control of General Magic.

    Delaware law and provisions of our charter documents may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, General Magic. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of our common stock. These provisions include:

  •
  authority to issue "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;
  •
  prohibition on stockholder action by written consent;
  •
  requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and
  •
  advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

    Furthermore, the documents governing the Series H preferred stock prohibit changes of control unless the surviving entity assumes all of our obligations under the Series H preferred stock and is a publicly traded corporation traded on The Nasdaq National Market, NYSE or AMEX. These rights could make an acquisition even more difficult.

Our facility is located near known earthquake faults, and the occurrence of an earthquake or other natural disaster could cause significant damage to our facility that may require us to cease or curtail operations.

    Our facility is located in the San Francisco Bay Area near known earthquake faults and is vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We do not have redundant, multiple site capacity, and so are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. Any damage to our facility could lead to interruptions in the services hosted in our network operations center and loss of subscriber information, and could substantially if not totally impair our ability to operate our business. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

    In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

    All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

USE OF PROCEEDS

    We cannot guarantee that we will receive any proceeds in connection with this offering and we will not receive any proceeds from any sales of securities by the selling stockholders.

    We intend to use the net proceeds of this offering, if any, for product development, capital expenditures, including those relating to the expansion of our network operations center, sales and marketing and for other general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, the progress of our product cycles, the progress of our network operations center, the market acceptance of our products and the status of competitive products. In addition, expenditures will also depend on the establishment of strategic partnerships with other companies, the availability of other financing and other factors.

    We may also use a portion of the proceeds, if any, to acquire or invest in complementary businesses or technologies. We are not planning or negotiating any such transactions as of the date of this prospectus.

SELLING STOCKHOLDERS

    The following table sets forth information with respect to the selling stockholders as of October 19, 2001 and the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities. This information has been obtained from the selling stockholders.

				Total Shares of Common Stock
							Shares of Common Stock Beneficially Owned After the Offering
	Warrants
Selling Stockholder	Shares of Underlying Common Stock	Shares of Common Stock Offered	Shares of Underlying Common Stock After the Offering	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered
							#	%
Ladenburg Thalmann & Co., Inc.	100,000	100,000	0	100,000	100,000	*	0
Paul Revere Capital Partners Ltd.	200,000	200,000	0	200,000	200,000	*	0
TOTALS

*
Represents shares of common stock issuable upon conversion of the warrants

NOTES REGARDING NUMBER OF SHARES TO BE OFFERED

    The conversion amount and the exercise price of the warrants are subject to adjustment for events which cannot be predicted by us at this time, such as future stock splits. Consequently, the number of shares to be offered by the selling stockholders as set forth in the table represents an estimate. The actual number of shares of common stock issuable upon exercise of warrants could be materially less or more. Nevertheless, we have registered, and the number of shares offered by each selling stockholder as set forth in the table includes:

  •
  100% of the common stock issuable upon exercise of the warrants issued to Ladenburg Thalmann and to Paul Revere Capital Partners, Ltd., held by such selling stockholders as of October 19, 2001.

NOTES REGARDING NUMBER OF SHARES OWNED AFTER OFFERING

    Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that each selling stockholder will hold after the offering. The shares beneficially owned after the offering column assumes the sale of all shares offered. The percentage owned after the offering column is based on 77,674,948 shares of common stock outstanding as of October 19, 2001.

NOTES REGARDING BENEFICIAL OWNERSHIP

    Each of the selling stockholders has sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by it. In the case of Paul Revere Capital Partners Ltd. ("Paul Revere"), its directors (currently David Sims and Lamberto Banchetti) exercise the sole voting and dispositive power with respect to the shares of General Magic common stock shown as beneficially owned by it.

    The number of shares of common stock set forth in the table as underlying the warrants or as beneficially owned by each selling stockholder assumes exercise of all the warrants held by such selling stockholder. Ladenburg Thalmann is a registered broker-dealer that, as of October 19, 2001, makes a market in our common stock. Accordingly, Ladenburg Thalmann may hold a trading inventory of our common stock, which may fluctuate from day to day.

RELATIONSHIPS BETWEEN THE SELLING STOCKHOLDERS AND US

    None of the selling stockholders has held any position or office or, except for the Ladenburg Thalmann arrangements described below, has had any other material relationship with General Magic or any of our affiliates within the past three years other than as a result of its ownership of shares of our securities or as described below. This information is based upon information provided by the selling stockholders.

    On September 7, 2000, we entered into an agreement with Ladenburg Thalmann pursuant to which Ladenburg Thalmann agreed to act as our exclusive placement agent in identifying institutional investors who might wish to purchase our common stock. In connection with the agreement, we issued to Ladenburg Thalmann a warrant to purchase 100,000 shares of our common stock.

    The terms of the Ladenburg Thalmann warrant are as follows:

    The warrant is immediately exercisable for an aggregate of 100,000 shares of our common stock at an exercise price of $8.68. The warrant has a term of three years, expiring November 28, 2003. The number of shares issuable upon exercise of the warrant will change in the event of any of the following:

  •
  stock splits, stock combinations, stock dividends or similar transactions; and
  •
  reorganizations, recapitalizations, consolidations or mergers involving the Company in which our common stock is converted into or exchanged for securities, cash or other property.

    On March 30, 2001, we entered into a common stock purchase agreement with Paul Revere dated as of March 29, 2001, pursuant to which Paul Revere agreed to purchase an aggregate of $2,000,000 of our common stock during a 60 trading day pricing period spanning from April 12, 2001 to the sixtieth trading day thereafter, in one or more installments. We sold 2,032,415 shares of our common stock to Paul Revere under that agreement at a price based upon the market price during that period for an average price per share of $0.98405. In connection with that financing arrangement, we also issued to Paul Revere a warrant to purchase 200,000 shares of our common stock.

    In addition, on May 23, 2001 we entered into a second agreement with Paul Revere pursuant to which Paul Revere purchased an additional 1,301,723 shares of our common stock at a price per share of $1.00.

    The terms of the Paul Revere warrant are as follows:

    The warrant is immediately exercisable for an aggregate of 200,000 shares of our common stock at an exercise price of $1.75. The warrant has a term of three years, expiring March 29, 2004. The number of shares issuable upon exercise of the warrant will change in the event of any of the following:

  •
  stock splits, stock combinations, stock dividends or similar transactions; and
  •
  reorganizations, recapitalizations, consolidations or mergers involving the Company in which our common stock is converted into or exchanged for securities, cash or other property.

PLAN OF DISTRIBUTION

BY THE COMPANY

    We may sell the offered securities:

  •
  directly to one or more purchasers;
  •
  to or through underwriters;
  •
  through dealers, agents or institutional investors; or
  •
  through a combination of such methods.

    We may also offer our common stock through our arrangement with Ladenburg Thalmann, which is described below.

    On September 7, 2000, the investment banking firm of Ladenburg Thalmann & Co. Inc. ("Ladenburg Thalmann") executed a letter agreement with us whereby Ladenburg Thalmann agreed to act as our exclusive placement agent for the offering of up to $45,000,000 worth of our common stock on a "reasonable best efforts" basis. Ladenburg Thalmann agreed that it would seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. From November 29, 2000 through June 2001, we consummated sales of 9,545,410 shares of our common stock to institutional investors identified by Ladenburg Thalmann for an aggregate purchase price of $16,599,313. This arrangement with Ladenburg Thalmann expired on March 31, 2001.

    On June 28, 2001, we agreed to renew our relationship with Ladenburg Thalmann by engaging them as a non-exclusive placement agent and financial advisor for the offering of up to $15,000,000 worth of our common stock on a "reasonable best efforts" basis. Under this arrangement, Ladenburg Thalmann has agreed that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. Any additional securities offered by us pursuant to this arrangement with Ladenburg Thalmann will be offered by us under a prospectus supplement to be delivered pursuant to the registration statement of which this prospectus is a part.

    In addition, Ladenburg Thalmann may act as an underwriter for one or more "at-the-market offerings" of our common stock in accordance with the provisions of Rule 415(a)(4), promulgated under the Securities Act of 1933, as amended. An "at-the-market" offering is an offering of securities that is: (i) into an existing market for shares of the same class of securities, (ii) at other than a fixed price (e.g., at the market price), and (iii) on or through the facilities of a national securities exchange or to a market maker otherwise than on an exchange. Under this arrangement, we may contract to sell our common stock to Ladenburg Thalmann on a firm commitment basis and Ladenburg Thalmann, in turn, may sell those securities over the Nasdaq National Market (or the then existing facilities of a national securities exchange for our shares) subject to satisfaction of the requirements set forth in Rule 415(a)(4).

    Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann.

    In consideration of the services to be rendered by Ladenburg Thalmann in connection with this arrangement, we have agreed to pay Ladenburg Thalmann a cash fee, payable upon the closing of the sale of any of our securities arranged by Ladenburg Thalmann, equal to 3.5% of the amount that we procure at such closing. In addition, we have agreed to indemnify Ladenburg Thalmann against certain liabilities that may arise under the Securities Act of 1933, as amended.

    Regardless of the method used to sell the offered securities, we will provide a prospectus supplement that will describe the terms of the offering of the securities, including some or all of the following information:

  •
  the identity of any underwriters, dealers, agents or investors who purchase the common stock;
  •
  the material terms of the distribution, including the number and type of securities sold and the consideration paid;
  •
  the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

  •
  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and
  •
  the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

    If underwriters are used in the sale, we may engage the underwriters on a "firm commitment" basis. In a firm commitment underwriting, the offered securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities may be subject to certain conditions.

    We may also engage the underwriters on a "reasonable best efforts" basis. In a reasonable best efforts underwriting, the underwriters will not be required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered.

    If a dealer is used in the sale, we may sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

    We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

    Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

BY THE SELLING STOCKHOLDERS

    In the case of the common stock registered on behalf of the selling stockholders, the selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
  •
  an exchange distribution in accordance with the rules of such exchange;
  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  •
  privately negotiated transactions;
  •
  short sales;
  •
  through the writing of options on the shares;
  •
  in one or more underwritten offerings on a firm commitment or best effort basis; and
  •
  a combination of any such methods of sale.

    In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, the broker-dealer may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

    From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short the common stock of General Magic, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

    To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (no such compensation as to a particular broker-dealer will be in excess of customary commissions unless set forth in a supplement to this prospectus).

    The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

    A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

    The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

    We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended.

GENERAL DESCRIPTION OF THE SECURITIES

    We may offer shares of our common stock, preferred stock, warrants, or any combination of the foregoing. We may offer up to $20,000,000 of securities under this prospectus. In addition, the selling stockholders may offer up to an additional 300,000 shares of our common stock under this prospectus.

    This section describes the general terms and provisions of the securities. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

DESCRIPTION OF COMMON STOCK

    The description of our common stock is contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, (including any amendment or report filed for the purpose of updating such description). We incorporate that description herein by reference.

DESCRIPTION OF PREFERRED STOCK

    This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock.

GENERAL

    The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock we offer for specific terms, including:

  •
  the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;
  •
  the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;
  •
  the redemption price or prices, if any, and the terms and conditions of any redemption;
  •
  the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable;
  •
  the voting rights;
  •
  the preemptive rights, if any are granted;
  •
  the initial offering price at which the shares will be issued; and
  •
  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

    When we issue shares of our preferred stock for cash, the shares will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares.

RIGHTS UPON LIQUIDATION

    If we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

  •
  liquidating distributions in the amount stated in the applicable prospectus supplement; and

  •
  all accrued and unpaid dividends whether or not earned or declared.

    We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our funds available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

    If we liquidate, dissolve or wind up our business, and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series are not sufficient to pay all liquidating distributions and accrued and unpaid dividends in full, then the holders of preferred stock and equal ranking shares will receive pro rata distributions of liquidating distributions and accrued and unpaid dividends. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

DIVIDENDS

    Except as otherwise provided in the prospectus supplement, the holders of the preferred stock will be entitled to receive dividends, when, as and if declared by our board of directors, out of funds we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable, if they are provided for. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors for the payment of dividends. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

    The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates. Cumulative dividends, on the other hand, will accrue whether or not we have any earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared.

    Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

  •
  no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of junior securities;

  •
  no other distribution shall be declared or made upon, or any sum set apart from the payment of any distribution upon shares of junior securities, other than a distribution consisting only of junior securities;

  •
  no shares of junior securities shall be purchased, redeemed or otherwise acquired (excluding an exchange for shares of other junior securities) by us or any of our subsidiaries; and

  •
  no monies shall be paid or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition of any shares of junior securities by us or any of our subsidiaries.

REDEMPTION

    Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price.

    Redeemed preferred stock will become authorized but unissued preferred stock that we may issue in the future, unless we retire the redeemed stock. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property.

    Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our records. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and the series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  •
  the date when the holders' conversion rights, if any, will terminate.

    If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  •
  the dividends on the preferred stock called for redemption will no longer accrue;

  •
  such shares will no longer be considered outstanding; and

  •
  the holders will no longer have any rights as stockholders except to receive the redemption price.

    When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

CONVERSION OR EXCHANGE RIGHTS

    The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock or another series of preferred stock.

VOTING RIGHTS

    Except as indicated in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of common stock or preferred stock. We may issue these warrants independently or together with any other securities offered by any prospectus supplement, and they may be attached to or separate from such offered securities.

    A prospectus supplement will describe specific terms of the warrants and the applicable warrant agreements. These terms will contain some or all of the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the number of shares of common stock purchasable upon exercise of the warrants;

  •
  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each of these securities;

  •
  the date, if any, on and after which the warrants and the related common stock will be separately transferable;

  •
  the price at which each share of common stock or preferred stock purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of federal income tax consideration in connection with the warrants; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

    The legality of the shares of common stock offered hereby is being passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements of General Magic, Inc. as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference, herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also strongly encourage you to carefully read the documents incorporated by reference into this prospectus along with your review of the registration statement of which this prospectus is a part.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

    The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001, and the exhibits thereto.

  2.
  Our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2001, filed with the Commission on May 15, 2001.

  3.
  Our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2001, filed with the Commission on August 14, 2001.

  4.
  Amendment No. 1 to our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2001, filed with the Commission on November 13, 2001.

  5.
  Our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001, filed with the Commission on November 14, 2001.

  6.
  Amendment No. 1 to our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001, filed with the Commission on November 21, 2001.

  7.
  Amendment No. 2 to our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2001, filed with the Commission on November 21, 2001.

  8.
  Our Current Report on Form 8-K filed with the Commission on January 4, 2001.

  9.
  Our Current Report on Form 8-K filed with the Commission on February 21, 2001.

  10.
  Our Current Report on Form 8-K filed with the Commission on February 23, 2001.

  11.
  Our Current Report on Form 8-K filed with the Commission on March 8, 2001.

  12.
  Our Current Report on Form 8-K filed with the Commission on March 29, 2001.

  13.
  Our Current Report on Form 8-K filed with the Commission on April 3, 2001.

  14.
  Our Current Report on Form 8-K filed with the Commission on May 4, 2001.

  15.
  Our Current Report on Form 8-K filed with the Commission on May 25, 2001.

  16.
  Our Current Report on Form 8-K filed with the Commission on May 31, 2001.

  17.
  Our Current Report on Form 8-K filed with the Commission on July 31, 2001.

  18.
  Our Current Report on Form 8-K filed with the Commission on August 6, 2001.

  19.
  Our Current Report on Form 8-K filed with the Commission on August 16, 2001.

  20.
  Our Current Report on Form 8-K filed with the Commission on September 12, 2001.

  21.
  Our Current Report on Form 8-K filed with the Commission on October 1, 2001.

  22.
  Our Current Report on Form 8-K filed with the Commission on October 18, 2001.

  23.
  Our Current Report on Form 8-K filed with the Commission on October 25, 2001.

  24.
  Our Current Report on Form 8-K/A filed with the Commission on November 9, 2001.

  25.
  The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

    In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

    You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

General Magic, Inc.
Attention: Investor Relations
420 N. Mary Avenue
Sunnyvale, California 94085
Telephone: (408) 774-4000

$20,000,000

GENERAL MAGIC, INC.

Common Stock	Preferred Stock
Warrants

300,000 shares of Common Stock by the Selling Stockholders

Prospectus
November 26, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee and Nasdaq filing fee:

Item	Amount Paid
SEC Registration fee	$5,304.50
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$45,000.00
Miscellaneous expenses	$—

Total	$70,304.50

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

    The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

    See also the undertakings set out in response to Item 17 herein.

II–1

Item 16. Exhibits

Exhibit Number		Exhibit Title
*	4.1	Letter Agreement dated June 28, 2001 between the Company and Ladenburg Thalmann & Co., Inc.
*	4.2
		Form of Warrant issued to Ladenburg Thalmann & Co., Inc. and institutional investors is incorporated by reference to Exhibit D to Exhibit 1.1 to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2000.
	5.1	Opinion of Gibson, Dunn & Crutcher LLP.
	23.1	Consent of KPMG LLP.
	23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

*
Previously filed.

Item 17. Undertakings.

A.
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–2

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E.
The undersigned Registrant hereby undertakes that:

(1)
For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2)
For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on November 26, 2001.

GENERAL MAGIC, INC.
By:	/s/ KATHLEEN M. LAYTON Kathleen M. Layton President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ KATHLEEN M. LAYTON Kathleen M. Layton	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2001
/s/ DAVID H. RUSSIAN David H. Russian	Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2001
* Susan G. Swenson	Director, Chairman of the Board	November 26, 2001
* Elizabeth A. Fetter	Director	November 26, 2001
* Philip D. Knell	Director	November 26, 2001
* Tom D. Seip	Director	November 26, 2001
* Chester A. Huber, Jr.	Director	November 26, 2001
*By:	/s/ KATHLEEN M. LAYTON Kathleen M. Layton Attorney-in Fact

II–4

INDEX TO EXHIBITS

Exhibit Number		Exhibit Title
*	4.1	Letter Agreement dated June 28, 2001 between the Company and Ladenburg Thalmann & Co., Inc.
*	4.2
		Form of Warrant issued to Ladenburg Thalmann & Co., Inc. and institutional investors is incorporated by reference to Exhibit D to Exhibit 1.1 to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2000.
	5.1	Opinion of Gibson, Dunn & Crutcher LLP.
	23.1	Consent of KPMG LLP.
	23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

*
Previously filed.

QuickLinks

FORM S–3 REGISTRATION STATEMENT
TABLE OF CONTENTS
RECENT DEVELOPMENTS
SUMMARY
ABOUT GENERAL MAGIC
SECURITIES TO BE OFFERED
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
GENERAL DESCRIPTION OF THE SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS